RBC Funds Trust

Officer’s Certificate

THE UNDERSIGNED, Secretary of RBC Funds Trust (the “Trust”), a multi-series Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended, does hereby certify that the following resolutions creating an additional series of the Trust, were duly adopted by unanimous consent of the Trustees in the manner and on the dates indicated below, all in accordance with the laws of the State of Delaware and pursuant to Article VIII, Section 6 of the Agreement and Declaration of Trust of the Trust:

At a duly held meeting of the Board of Trustees December 10-11, 2025 the following resolutions were duly adopted by unanimous consent of the Trustees:

RESOLVED, that pursuant to Sections 1 and 6 of Article Ill of the Trust Instrument, the further division of shares of beneficial interest in the Trust into one distinct series, to be named RBC BlueBay Credit Opportunities Fund (the “Fund”) and the further division of the shares of the Fund into Class A, Class I, and Class R6 shares, or such other name(s) as the proper officers of the Trust determine in their discretion to use, and the creation, establishment and designation of the Fund be, and hereby is, approved; and further

RESOLVED, that the Fund and classes be subject to the rights, preferences, voting powers, restrictions, limitations to dividends, qualifications, and terms of redemption as set forth in the Trust Instrument, except to the extent any differences, not inconsistent with said Trust Instrument, are expressly approved by a majority of the Trustees by resolution or written instrument; and further

RESOLVED, that the proper officers of the Trust be, and each of them hereby is, authorized and empowered to take all actions as they or any of them in his or her sole discretion deems necessary or appropriate to carry out the intents and purposes of the foregoing, such determination to be conclusively evidenced by such actions.

IN WITNESS WHEREOF, I have hereunto set my hand as such officer of the Trust as of the 24th day of March 2026.

RBC FUNDS TRUST

By:

Tara Tilbury

Secretary